AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GLOBAL HEALTHCARE REIT, INC.

formerly known as

GLOBAL CASINOS, INC.

Pursuant to the Utah Business Corporation Act, (the “Act”) the undersigned being the President of Global Healthcare REIT, Inc., formerly known as Global Casinos, Inc. (the “Company” or the “Corporation”) hereby affirm that the following Amended and Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation of the Company, as amended, as said Articles of Incorporation have been approved by the unanimous written consent of the Board of Directors pursuant to Section 16-10a-821 of the Act and a majority of the shareholders of the Company by majority written consent pursuant to Section 16-10a-704 of the Act,  that the number of shares which executed the written consent for the Amended and Restated Articles of Incorporation was sufficient for such approval, and that the following Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

ARTICLE I

NAME

The name of the Corporation is to be Global Healthcare REIT, Inc.

ARTICLE II

TERMS OF EXISTENCE

The Corporation shall exist in perpetuity, from and after the date of filing this Certificate of Incorporation with the Secretary of State of the State of Utah, unless sooner dissolved or disincorporated according to law.

ARTICLE III

OBJECT, PURPOSES AND POWERS

Section 1.  General Objects and Purposes.  To engage in any lawful activity as may from time to time be authorized by the Corporation's Board of Directors, which is not prohibited by law or by these Articles of Incorporation.  To undertake such other activities as the Board of Directors may deem reasonable or necessary in the furtherance of the general or specific purposes and powers of the Corporation.

Section 2.  General Powers.  Further, the Corporation shall have and may exercise all the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of the State of Utah and in addition may do everything necessary, suitable, proper for, or incident to, the accomplishment of any of these corporate purposes.

Section 3.  Specific Purposes and Powers.  Subject to any specific written limitations or restrictions imposed by the Utah Revised Business Corporation Act or by other law, or by these Articles of Incorporation, and not in limitation of any of the statutory powers herein granted, the Corporation shall have the following purposes and exercise the following specific powers:

a.

To Deal in Real Property.  To acquire, hold, own, improve, manage, operate, let as lessor, sell, convey or mortgage, or otherwise deal with, either alone or in conjunction with others, real estate of every right, title or interest, character and description whatsoever and wheresoever situated.

b.

To Deal in Personal Property, Generally.  To acquire, hold, own, manage, operate, mortgage, pledge, hypothecate, exchange, sell, deal in and dispose of, either alone or in conjunction with others, personal property and commodities of every right, title or interest, character and description whatsoever and wheresoever situated.

c.

To Enter into Profit Sharing Arrangements and Partnerships.  To enter into any lawful arrangement for sharing profits, union of interest, reciprocal association, or cooperative association with any corporation, association, partnership, individual, or other legal entity for the carrying on of any business, the purpose of which is similar to the Purposes set forth in Section 1 of this Article, and to enter into any general or limited partnership, the purpose of which is similar to such Purposes.

d.

To Execute Guarantees.  To make any guaranty respecting stocks, dividends, securities, indebtedness, interest, contracts or other obligations created by any individual, partnership, association, corporation, or other entity, to the extent that such guaranty is made in pursuance to the Purposes set forth in Section 1 of this Article.

e.

To Borrow Funds.  To borrow or raise monies for any of the Purposes of the Corporation set forth in Section 1 of this Article, and, from time to time, without limit as to amount, to execute, accept, endorse, and deliver as evidence of such borrowing, all kinds of securities, including, but without limiting the generality thereof, promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness; and to secure the payment and full performance of such securities by mortgage on, or pledge, conveyance or assignment in trust of, the whole, or any part of the assets of the Corporation.

f.

To Lend Funds.  To lend money to individuals or other business entities and to charge interest for the same and to engage in the business, buying, loaning money upon, selling, transferring, assigning, discounting, borrowing money upon and pledging as collateral, and otherwise dealing as principal agent or broker in bills of lading, warehouse receipts, evidence of deposit and storage of personal property, bonds, stocks, promissory notes, commercial paper account, invoices, choses in action, interest in estates, contracts, mortgages on real or personal property, pledges of personal property and other evidence of indebtedness of persons, firms or corporations, and owning, holding or conveying such real estate as may be necessary in the operating of its business, and purchasing, acquiring and holding shares of stock in other corporations, domestic and foreign, and doing all things incidental thereto; to do a general brokerage business, to buy, sell and deal in all kinds of listed and unlisted stocks and bonds on commission; not for the purpose of carrying on the business of banking, insurance or the operation of railroads or the discounting of bills and notes, or the buying and selling of bills of exchange.

g.

Shareholder Action without meeting.  Any action required or permitted by the Utah Revised Business Corporation Act to be taken at a shareholder’s meeting may be taken without a meeting if (1) all of the shareholders entitled to vote thereon consent to such action in writing; or (2) the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.  If action is taken by the shareholders without a meeting with less than unanimous consent of all shareholders entitled to vote upon such action, the corporation or the shareholders taking the action shall, upon receipt by the corporation of all writings necessary to effect the action, give notice of the action to all shareholders who were entitled to vote upon the action but who have not consented to the action in the manner provided for herein.  The notice shall contain or be accompanied by the same material, if any, that would have been required under the Utah Revised Business Corporations Act to be given to shareholders in or with a notice of the meeting at which the action would have been submitted to the shareholders.

Section 4.  All the foregoing listed powers and/or purposes of the Corporation are both purposes and powers of the Corporation and shall be construed as such.

ARTICLE IV

CAPITAL STOCK

Section 1.  The total number of shares of capital stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares of which fifty million (50,000,000) shares shall be designated common stock, having a par value of $0.05 each, and of which ten million (10,000,000) shares shall be designated preferred stock of the Corporation, having a par value of $0.01 each.  All or any part of the common stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders.  Said stock may be issued for money, property, services or other lawful consideration, and when issued shall be issued as fully paid and non-assessable.  The private property of stock holders shall not be liable for Corporation debts.  Subject to the preferences, rights and restrictions which may be ascribed to the preferred stock of the Corporation by the Board of Directors, the preferences and relative participating optional or other special rights and qualifications, limitations or restrictions thereof of the common stock of the Corporation are as follows:

a.

Dividends.  Dividends may be paid upon the common stock, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor.

b.

Payment on Liquidation.  Upon any liquidation, dissolution and termination of the Corporation, and after payment or setting aside of any amount sufficient to provide for payment in full of all debts and liabilities of, and other claims against the Corporation, the assets shall be distributed pro rata to the holders of the common stock.

c.

Voting Rights.  At any meeting of the stockholders of the Corporation each holder of Common Stock shall be entitled to one vote for each share outstanding in the name of such holder on the books of the Corporation on the date fixed for determination of voting rights.

The stockholders, by vote or concurrence of a majority of the outstanding shares of the Corporation entitled to vote on the subject matter, may take any action which would otherwise require a two-thirds (2/3) vote under the Utah Revised Business Corporation Act.

d.

Cumulative Voting.  Cumulative voting shall not be allowed in the election of directors or for any other purpose.

e.

Pre-Emptive Rights.  Unless otherwise determined by the Board of Directors, no stockholder of the Corporation shall have pre-emptive rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock for the scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

f.

Restrictions on Sale or Disposition.  All lawful restrictions on the sale or other disposition of shares may be placed upon all or a portion or portions of the certificates evidencing the Corporation's shares.

Section 2.

The preferred stock of the Corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors.  In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof.  All shares of any one series shall be alike in every particular.  All series shall be alike except that there may be variation as to the following:  (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

Section 3.  Limit on Ownership; Excess Shares .

a.    Except as otherwise provided by Subparagraph (f), no person shall at any time directly or indirectly acquire or hold beneficial ownership in the aggregate of more than the percentage limit (“Limit”) set forth in Subparagraph (b) of the outstanding Stock of any class of the Corporation.  Such shares of Stock held by a Stockholder over the Limit, including any shares of Stock that would exceed the Limit if Stock was redeemed in accordance with Subparagraph (e) (but excluding any shares exempted by the Board of Directors in accordance with Subparagraph (f), are herein referred to as “Excess Common Shares” if originally shares of Common Stock and as “Excess Preferred Shares” if originally shares of Preferred Stock and collectively as “Excess Shares”.  For purposes of this Section 3 a person shall be deemed to be the beneficial owner of the Stock that such person (i) actually owns, (ii) constructively owns after applying the rules of Section 544 of the Code as modified in the case of a REIT by Sections 856(a)(6) and Section 856(h) of the Code, and (iii) has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into Stock, if any, if such inclusion will cause such person to own more than the Limit.

b.         For purposes of this Section 3:

(i)    The Limit shall be the number of shares of Common Stock that equals 9.8% of the number of then outstanding shares of Common Stock.

(ii)     The Limit of shares of any class or series of Stock other than Common Stock (and other than Excess Shares) shall be the number of shares of such class that equals 9.8% of the number of then outstanding shares of such class or series.

c.         Upon shares of any class or series of Stock becoming Excess Shares as defined in this Section 3, such shares shall be deemed automatically to have been converted into a class separate and distinct from the class or Series From which converted and from any other class of Excess Shares, each such class being designated “Excess Shares of (Name of Stockholder)”.  The voting, distribution, redemption and other characteristics of such class of Excess Shares are as set forth in this Article IV.  Upon any shares that have become Excess Shares ceasing to be Excess Shares as defined in this

Section 3, such shares if then still outstanding shall be deemed automatically to have been reconverted back into shares of the class or series of Stock from which they were originally converted.

d.      No Stockholder may vote any Excess Shares held by such Stockholder, and Excess Shares shall not be considered outstanding for the purpose of determining a quorum at any meeting of Stockholders.  The Corporation, at the direction of the Board of Directors, in its sole discretion, may choose to accumulate all distributions and dividends payable upon the Excess Shares of any particular Stockholder in a non-interest bearing escrow account the proceeds of which shall be payable to the holder of the Excess Shares only at such time as such Stock ceases to be Excess Shares.

e.    The Corporation, upon authorization by the Board of Directors, by notice to the holder thereof, may redeem any or all Shares that are Excess Shares (including Shares that remain or become Excess Shares because of the decrease in outstanding shares resulting from such redemption); and from and after the date of giving such notice of redemption (“redemption date”) the shares called for redemption shall cease to be outstanding and the holder thereof shall cease to be entitled to dividends, voting rights and other benefits with respect to such Shares excepting only the right to payment by the Corporation of the redemption price determined and payable as set forth in the following two sentences.  Subject to the limitation on payment set forth in the following sentence, the redemption price of each Excess Share called for redemption shall be the average daily per share closing sales price of a share of Stock of the class of the Corporation from which such Excess Share was converted if shares of such class are listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation National Market System, and if such shares are not so listed shall be the mean between the average per share closing bid prices and the average per share closing asked prices, in each case during the 30 day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or on the National Association of Securities Dealers Automated Quotation National Market System and no published bid and asked quotations with respect to shares of such class during such 30 day period, the redemption price shall be the price determined by the Board of Directors in good faith.  Unless the Board of Directors determines that it is in the interest of the Corporation to make earlier payment of all of the amount determined as the redemption price per share in accordance with the preceding sentence, the redemption price shall be payable only upon the liquidation of the Corporation and shall not exceed an amount which is the sum of the per share distributions designated as liquidating distributions and return of capital distributions declared subsequent to the redemption date with respect to unredeemed shares of record of the class of the Corporation from which such Excess Share was converted, and no interest shall accrue with respect to the period subsequent to the redemption date to the date of such payment; provided , however , that in the event that within 30 days after the redemption date the person from whom the Excess Shares have been redeemed sells (and notifies the Corporation of such sale) a number of the remaining shares owned by him of the class of Stock from which his Excess Shares were converted at least equal to the number of such Excess Shares (and such sale is to a Person in whose hands the shares sold would not be Excess Shares), then the Corporation shall rescind the redemption of the Excess Shares if following such rescission such Person would not be the holder of Excess Shares, except that if the Corporation receives an opinion of its counsel that such rescission would jeopardize the tax status of the Corporation as a REIT or would be unlawful in any regard, then the Corporation shall in lieu of rescission make immediate payment of the redemption price.

f.       Shares described in this Subparagraph shall not be deemed to be Excess Shares at the times and subject to the terms and conditions set forth in this Subparagraph.

(i)     Subject to the provisions of Subparagraph (g), Shares acquired and held by an underwriter in a public offering of shares, or in a transaction involving the issuance of shares by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will make a timely distribution of such shares to or among other holders such that, following such distribution, none of such shares will be Excess Shares.

(ii)      Subject to the provisions of Subparagraph (g), Shares which the Board of Directors in its sole discretion may exempt from the Limit while owned by a person who has provided the Corporation with evidence and assurances acceptable to the Board that the qualification of the Corporation as a REIT would not be jeopardized thereby.

(iii)      Shares acquired pursuant to an all cash tender offer made for all outstanding Shares of the Corporation (including securities convertible into Shares) in conformity with applicable federal and state securities laws where two-thirds of the outstanding Shares (not including Shares or securities convertible into Shares held by the tender offerer and/or any “affiliates” or “associates” thereof within the meaning of the Securities Exchange Act) are duly tendered and accepted pursuant to the cash tender offer, provided that the person acquiring such shares pursuant to such tender offer has obligated itself as soon as practicable after the acquisition of such shares (through a second-step merger or otherwise) to permit each Stockholder of the Corporation who did not accept such tender offer to sell all shares held by such Stockholder to such person (or an affiliate of such person) at a cash price per share not less than that paid pursuant to the tender offer.

g.         The Board of Directors, in its sole discretion, may at any time revoke any exception in the case of any Stockholder pursuant to Subparagraph (f)(i) or (f)(ii), and upon such revocation, the provisions of Subparagraphs (d) and (e) shall immediately become applicable to such Stockholder and all shares of which such Stockholder may be the beneficial owner.  The decision to exempt or refuse to exempt from the Limit ownerships of certain designated shares of Stock, or to revoke an exemption previously granted, shall be made by the Board of Directors at its sole discretion, based on any reason whatsoever, including but not limited to, the preservation of the Corporation’s qualification as a REIT.

h.         Notwithstanding any other provision of these Amended and Restated Articles of Incorporation to the contrary, any purported acquisition of Stock of the Corporation that would result in the disqualification of the Corporation as a REIT shall be null and void.

i.         In applying the provisions of this Section 3, the Board of Directors may take into account the lack of certainty in the REIT Provisions of the Code relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the Limit and Excess Shares and attributed ownership and related matters on as conservative basis as the Board of Directors deems advisable to minimize or eliminate uncertainty as to the Corporation’s qualification or continued qualification as a REIT.

j.      Nothing contained in this Section 3 or in any other provision of these Amended and Restated Articles of Incorporation shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the Stockholders by preservation of the Corporation’s qualification as a REIT under the REIT Provisions.

k.      If any provision of this Section 3 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions of this Section 3 shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.  To the extent this Section 3 may be inconsistent with any other provision of these Amended and Restates Articles of Incorporation Section 3 shall be controlling.

ARTICLE V

REGISTERED OFFICE AND AGENT

The name and address of the registered office of the Corporation is:  CT Corporation at 1108 E. South Union Avenue, Midvale, UT 84047.  The Corporation may conduct its business in the State of Utah, or the United States, or of the world, and it may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

ARTICLE VI

DIRECTORS

The business and affairs of this Corporation and the management thereof shall be vested in a Board of Directors consisting of not less than one (1) nor more than ten (10) members.  Directors need not be stockholders of the Corporation.

The number of directors may be increased or decreased from time to time, within the limits stated above, by action of the majority of the whole Board of Directors.

ARTICLE VII

RIGHTS OF DIRECTORS, OFFICERS AND MANAGEMENT

TO CONTRACT WITH CORPORATION

No contract or other transaction between the Corporation and any other corporation whether or not a majority of the shares of capital stock of such other corporation is owned by this Corporation, and no act of this Corporation shall be in any way affected or invalidated by the fact that any of the directors, officers or other members of the management of this Corporation are pecuniarily or otherwise interested in or are directors, officers or members of management of such other corporation.  Any director, officer or other member of management of this Corporation individually, or any firm of which such director, officer or member of management may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of this Corporation, provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this Corporation or a majority thereof.  Any director of this Corporation who is also a director, officer or member of management of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation that shall authorize such contract or transaction, and may vote at any such meeting to authorize such contract or transaction, with like force and effect as if he were not such director, officer or member of management of such other corporation or not so interested.

ARTICLE VIII

INDEMNIFICATION

The Corporation may and shall indemnify each director, officer and any employee or agent of the Corporation, his heirs, executors and administrators, against any and all expenses or liability reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a director, officer, employee or agent of the Corporation to the full extent required or permitted by the Utah Revised Business Corporation Act.

ARTICLE IX

CORPORATE OPPORTUNITIES

The officers, directors and other members of management of this Corporation shall be subject to the Doctrine of Corporate Opportunities only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's Minutes. When such areas of interest are delineated, all such business opportunities within such areas or interests which come to the attention of the officers, directors and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it.  The Board of Directors may reject any business opportunity presented to it and therefore any officer, director or other member of management may avail himself of such opportunity.  Until such time as this Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this Doctrine shall not limit the rights of any officer, director or other member of this Corporation to continue a business existing prior to the time that such area of interest is designated by this Corporation, other than an officer, director or member of management, from any duty which he may have to the Corporation.

ARTICLE X

PARTIAL LIQUIDATION

The Board of Directors may, from time to time, distribute to the Corporation's shareholders, in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or properties if (a) at the time the Corporation is solvent; (b) such distribution would not render the Corporation insolvent; (c) all cumulative dividends on all preferred or special classes of shares entitled to preferential dividends shall have been paid fully; (d) the distribution would not reduce the remaining net assets of the Corporation below the aggregate preferential amount payable in the amount of voluntary liquidation to the holders of shares having preferential rights to the assets of the Corporation in the event of liquidation; (e) the distribution is not made out of capital surplus arising from unrealized depreciation of assets of re-evaluation of surplus; (f) the distribution is identified as a distribution in partial liquidation and the amount per share is disclosed to the shareholders receiving the same concurrently with the distribution thereof.

ARTICLE XI

DIRECTORS' LIABILITY

a.  A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Utah Revised Business Corporations Act as the same exists or may hereafter be amended.

b.  Any repeal or modification of the foregoing paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The name and mailing address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are Clifford L. Neuman, 1507 Pine Street, Boulder, Colorado  80302.

The foregoing Amended and Restated Articles of Incorporation of Global Healthcare REIT, Inc., f/k/a Global Casinos, Inc. were duly adopted by the stockholders of the Corporation pursuant to Section 16-10a-704 of the Act and the Board of Directors of the Corporation pursuant to Section 16-10a-821 of the Act in the manner prescribed by the Utah Revised Business Corporations Act.

The number of share of the Corporation issued and outstanding at the time of the adoption of such Amended and Restated Articles of Incorporation was 7,161,978 and the number entitled to vote thereon was 7,161,978..

The designation and number of outstanding shares of each class entitled to vote thereon as a class was as follows, to wit:

Class:

Common Voting Stock

Number of Shares:

7,161,978

Number of Shares Voting For The Amendment:

4,098,332

The foregoing Amendments do not effect a change in the amount of stated capital.

Dated this 30th day of September, 2013.

Global Healthcare REIT, Inc., f/k/a Global

Casinos, Inc.

By:

/s/ Clifford L. Neuman

Clifford L. Neuman, its President